Exhibit 99.1

News

For Immediate Release February 1, 2007	Contact: Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES REPORTS FOURTH QUARTER
DILUTED EARNINGS PER SHARE OF $0.63 FROM CONTINUING OPERATIONS
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Full Year 2006 Diluted Earnings per Share were $2.61 from Continuing Operations
On Sales of $1.06 Billion
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Company Records Loss from Discontinued Operations in Fourth Quarter
Of $1.7 Million, or $0.08 per Share
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NEW YORK, February 1—Minerals Technologies Inc. (NYSE: MTX) today reported net income of $10.5 million, or $0.55 per share after recording an $0.08 per share loss from discontinued operations, a 17-percent decrease from $12.6 million recorded in the fourth quarter of 2005. Diluted earnings per common share decreased 13 percent to $0.55 compared with $0.63 in the prior year.

           In the fourth quarter, the company recorded a loss from discontinued operations of approximately $1.7 million, or $0.08 per share, predominantly related to foreign currency translation losses recognized upon liquidation of the company's investment in Israel. Prior year results were also restated to give effect to the discontinued operations.

           Diluted earnings per share from continuing operations in the fourth quarter were $0.63, even with the prior year. Diluted earnings per share from continuing operations for the full year 2006 were $2.61, a 2-percent increase over 2005.

          "Our fourth quarter operating performance was hurt by weakness in the primary industries we serve—paper, construction and steel," said Paul R. Saueracker, chairman, president and chief executive officer. "We experienced several paper machine shutdowns that affected our satellite PCC product line, continued softening in the residential construction and automotive markets, and low steel capacity utilization rates in the United States, our largest market."

          Worldwide sales in the fourth quarter increased 4 percent to $262.9 million from $252.1 million in the prior year. Foreign exchange had a favorable impact on sales of approximately $4.7 million, or 2 percentage points of growth. The remaining sales growth was attributable to the company's recent acquisition of a refractory business in Turkey. Operating income increased 17 percent to $20.7 million from $17.7 million in the fourth quarter of 2005. The increase was primarily attributable to: reduced litigation expenses for the Specialty Minerals segment; receipt of royalty income gains; and from the settlement and curtailment of a pension plan in Asia in the Refractories segment.

           Worldwide sales for the full year 2006 were $1.059 billion, a 7-percent increase over the $991 million reported in 2005. For the year, foreign exchange had a favorable impact on sales of less than 1 percentage point. The company's operating income for the full year 2006 was $84.9 million, a 5-percent increase over the $81.0 million in 2005.

           Income from continuing operations declined 2 percent to $51.6 million from $52.7 million in 2005. Net income for the full year decreased 6 percent to $50.0 million from $53.3 million in 2005. Diluted earnings per share were $2.53, a 2-percent decline from $2.59 in the previous year.

           For the fourth quarter, worldwide sales in the company’s Specialty Minerals segment, which consists of precipitated calcium carbonate (PCC) and Processed Minerals, were $173.0 million, a 2-percent increase over the $168.9 million in the same period in 2005. For the full year, Specialty Minerals sales increased 7 percent to $711.4 million compared with $662.9 million for 2005. For the fourth quarter, income from operations of $11.8 million increased 18 percent from the $10.0 million in the prior year. Specialty Minerals’ operating income for the full year was $52.9 million, slightly above the prior year.

           Worldwide sales of PCC, which is used mainly in the manufacturing processes of the paper industry, increased 5 percent from $132.4 million in the fourth quarter of 2005 to $138.5 million in the same period in 2006. For the full year, PCC sales increased 8 percent from $516.2 million in 2005 to $557.0 million. Paper PCC sales volume from satellite plants was slightly above the prior year for the fourth quarter and increased 5 percent for the full year.

           In 2006, worldwide printing and writing paper production totaled an estimated 114.6 million metric tons, a 2.5 -percent increase over 2005, according to Resource Information Systems Inc. (RISI). Production of uncoated freesheet, which is the company's largest market for PCC, increased an estimated 2.1 percent worldwide in 2006 versus 2005 and RISI forecasts 1.6-percent growth for 2007.

           "In 2006, despite some paper mill and paper machine shutdowns, we were still able to increase our paper PCC volumes for the full year to more than 4.0 million tons from about 3.8 million tons produced in 2005 due primarily to the ramp-up of the two new satellite PCC plants in China, expansions of existing satellite PCC plants and strong North American volume growth," said Mr. Saueracker.

           Sales in the Specialty PCC product line, which is used in non-paper applications, decreased 3 percent in the fourth quarter to $13.0 million from $13.4 million in the same period last year. For the full year, Specialty PCC sales increased 1 percent, from $55.6 million in 2005 to $56.4 million in 2006.

           Worldwide sales of Processed Minerals products decreased 5 percent in the fourth quarter to $34.5 million from $36.5 million in the same period of the prior year. For the full year, Processed Minerals product sales increased 5 percent to $154.4 million in 2006 from $146.7 million in 2005. Processed Minerals products, which include ground calcium carbonate, talc and Synsil® Products, are used in the building materials, polymers, ceramics, paints and coatings, glass and other manufacturing industries.

           Sales of Other Processed Minerals products decreased 14 percent during the fourth quarter due primarily to weakness in the residential construction market.

           Synsil® Products sales, which are included in the Processed Minerals product line, increased 38 percent to $2.9 million in the fourth quarter of 2006 from $2.1 million in the same period last year. For full year 2006, Synsil® Products sales increased 58 percent to $10.4 million in 2006 from $6.6 million in 2005. Despite this growth in sales, the program continues to operate at a significant loss. Operating losses increased approximately $0.5 million for the fourth quarter and $2.5 million for the full year. These increases were primarily due to the initial start-up costs associated with the new manufacturing facility in South Carolina.

          In the company’s Refractories segment, sales for the fourth quarter were $89.9 million, an

8-percent increase over the $83.2 million in the fourth quarter of 2005. This increase is primarily attributable to sales from ASMAS, a recently acquired refractory business in Turkey. Sales for the full year for the Refractories segment were $347.9 million, a 6-percent increase over the $327.8 million in 2005.

           Sales of refractory products and systems to steel and other industrial applications increased 22 percent in the fourth quarter to $71.2 million from $58.3 million in the prior year. Sales of metallurgical products decreased 25 percent in the fourth quarter to $18.7 million from $24.9 million in the same period in the prior year. This decrease was primarily attributable to lower volumes and weak market conditions in North America.

           Operating income for the fourth quarter for the Refractories segment was $8.9 million, a 16-percent increase over the $7.7 million recorded during the same period in 2005. This increase was primarily attributable to strong sales in refractories and equipment systems outside of North America, and a pension settlement and curtailment gain. For the full year, Refractories’ operating income was $32.0 million, a 13-percent increase over the $28.3 million in the previous year.

          "In 2006, the U.S. steel industry, our largest market, experienced good growth until the slowdown in the fourth quarter," said Mr. Saueracker.

           "Our financial performance for 2006 was disappointing. We were unable to leverage our 7-percent increase in sales primarily because of weakness in our end-use markets and unrecovered raw material and energy cost increases. At the same time, we continued to invest in development programs, such as our Synsil® Products for the glass industry, PCC for paper coating in Europe and Filler-Fiber composites for paper filling," said Mr. Saueracker. "As we begin 2007, we believe the first quarter will be significantly weaker than the first quarter of 2006. The primary factors will be increasing costs associated with the start-up of our second Synsil® Products facility in Texas and continued weakness in the North American steel and residential construction industries."

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Minerals Technologies will sponsor a conference call tomorrow, February 2, at 11 a.m. The conference call will be broadcast live on the company web site: www.mineralstech.com.

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This press release contains some forward-looking statements, which describe or are based on the company’s current expectations. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements of our 2005 Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(thousands of dollars, except per share data)
(unaudited)

	Fourth Quarter			Full Year
			%			%
	2006	2005	Change	2006	2005	Change

Net sales	$262,925	$252,138	4	$1,059,307	$990,751	7
Operating costs and expenses:
Cost of goods sold	209,241	201,506	4	838,015	780,553	7
Marketing and administrative expenses	25,711	25,439	1	106,393	99,845	7
Research and development expenses	7,280	7,206	1	30,016	29,062	3
Write-down of impaired assets	0	265	*	0	265	*
Income from operations	20,693	17,722	17	84,883	81,026	5

Non-operating deductions (income) - net	2,152	(168)	*	5,304	3,634	46

Income before provision for taxes
on income, minority interests and
discontinued operations	18,541	17,890	4	79,579	77,392	3

Provision for taxes on income	5,730	4,866	18	24,588	22,985	7

Minority interests	651	438	49	3,441	1,732	99

Income from continuing operations	12,160	12,586	(3)	51,550	52,675	(2)

Income (loss) from discontinued operations, net of tax	(1,656)	62	*	(1,599)	589	*

Net income	$10,504	$12,648	(17)	$49,951	$53,264	(6)

Weighted average number of common
shares outstanding:
Basic	19,098	20,056		19,600	20,345

Diluted	19,249	20,212		19,738	20,567

Earnings per share:

Basic:
Income from continuing operations	$0.64	$0.63	2	$2.63	$2.59	2
Income (loss) from discontinued operations	(0.09)	0.00	*	$(0.08)	0.03	*
Net income	$0.55	$0.63	(13)	$2.55	$2.62	(3)

Diluted:
Income from continuing operations	$0.63	$0.63	0	$2.61	$2.56	2
Income (loss) from discontinued operations	(0.08)	0.00	*	$(0.08)	0.03	*
Net income	$0.55	$0.63	(13)	$2.53	$2.59	(2)

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
Notes to Consolidated Statement of Income

1)	Sales decreased in the United States approximately 3% in the fourth quarter and increased 5% for the full year of 2006. International sales increased 16% in the fourth quarter and 10% for the full year of 2006.

2)	Provisions for bad debt, included in marketing and administrative expenses, decreased $0.5 million in the fourth quarter and increased $0.9 million for the full year of 2006.

3)	During the fourth quarter the Company liquidated its wholly-owned subsidiary in Hadera, Israel and classified such business as a discontinued operation. The Company had previously operated a one-unit satellite PCC facility at this location.

The following table details selected financial information for the business included within discontinued operations in the Consolidated Statement of Income (thousands of dollars):

	Fourth Quarter		Full Year

	2006	2005	2006	2005
Net sales	$0	$1,320	$1,468	$5,087

Income from operations	(52)	99	77	804
Foreign currency translation loss
arising from liquidation of investment in
foreign entity	(1,563)	0	(1,563)	0

Income (loss) from discontinued operations, net of tax	$(1,656)	$62	$(1,599)	$589

4)	During the fourth quarter, the Company recognized pension plan curtailment and settlement gains of approximately $0.8 million. Such amount is included in income from operations of the Refractories segment.

5)	On January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R, "Share-Based Payment," using the modified-prospective transition method. Under this transition method, stock-based compensation was recognized in the financial statements for granted, modified or settled stock options. Compensation expense recognized included the estimated expense for stock options granted during the year, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R, and the estimated expense for the portion vesting in the year for options granted prior to, but not vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123. Stock-based compensation expense relating to these options recognized in marketing and administrative expenses in the consolidated statements of income in the fourth quarter and full year was $0.5 million and $2.3 million, respectively. The related tax benefit on the non-qualified stock options was $0.1 million and $0.5 million in the fourth quarter and full year, respectively.

6)	On January 1, 2006, the Company adopted the consensus of Emerging Issues Task Force ("EITF") Issue No. 04-06, "Accounting for Stripping Costs Incurred During Production in the Mining Industry." This consensus states that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of inventory produced during the period that the stripping costs are incurred. The Company had previously deferred stripping costs in excess of the average life of mine stripping ratio and amortized such costs on a unit of production method.

As a result of this consensus, the Company recorded an after-tax charge to opening retained earnings of $7.1 million and increased its opening inventory by $0.8 million. The change in accounting did not have a significant impact on the fourth quarter or the full year earnings.

7)	During the first quarter of 2006, the Company recognized an insurance settlement gain of approximately $1.8 million for property damage sustained at the Easton, Pennsylvania, facility in 2004 related to Hurricane Ivan. Such amount is included in non-operating deductions (income) for the year ended December 31, 2006.

8)	During the fourth quarter of 2005, the Company reached a settlement of pending commercial and patent litigation. The litigation settlement resulted in non-operating income of approximately $2.1 million. The costs of defending such litigation were included in marketing and administrative expenses. In addition, during the fourth quarter of 2006, the Company reached a further agreement with that will provide royalty income of approximately $1.1 million per annum through 2009.

9)	During the fourth quarter of 2005, the Company recorded an impairment of assets charge of $0.3 million due to the expected closure in the first quarter of our satellite PCC facility at Cornwall, Ontario, resulting from the expected paper mill shutdown. The Company also accelerated depreciation at this facility resulting in an additional $0.2 million charge which is included in cost of goods sold.

10)	The analyst conference call to discuss operating results for the fourth quarter is scheduled for Friday, February 2, 2007 at 11:00 a.m. and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY SALES DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Fourth Quarter			Full Year
			%			%
	2006	2005	Change	2006	2005	Change

United States	$148.0	$153.2	(3)	$628.4	$600.1	5
International	$114.9	$98.9	16	$430.9	$390.6	10

Paper PCC	$125.5	$119.0	5	$500.6	$460.6	9
Specialty PCC	13.0	13.4	(3)	56.4	55.6	1
PCC Products	$138.5	$132.4	5	$557.0	$516.2	8

Talc	$13.2	$13.1	1	$58.5	$54.2	8
Synsil Products	2.9	2.1	38	10.4	6.6	58
Other Processed Minerals Products	18.4	21.3	(14)	85.5	85.9	(0)
Processed Minerals Products	$34.5	$36.5	(5)	$154.4	$146.7	5

Specialty Minerals Segment	$173.0	$168.9	2	$711.4	$662.9	7

Refractory products	$71.2	$58.3	22	$264.6	$239.3	11
Metallurgical Products	18.7	24.9	(25)	83.3	88.5	(6)
Refractories Segment	$89.9	$83.2	8	$347.9	$327.8	6

Net Sales	$262.9	$252.1	4	$1,059.3	$990.7	7

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Thousands of Dollars)
	December 31,	December 31,
	2006*	2005**

Current assets:
Cash & cash equivalents	67,929	51,100
Short-term investments	8,380	2,350
Accounts receivable, net	188,784	184,272
Inventories	129,894	118,895
Prepaid expenses and other current assets	16,775	20,583
Total current assets	411,762	377,200

Property, plant and equipment	1,478,922	1,380,298
Less accumulated depreciation	826,125	751,553
Net property, plant & equipment	652,797	628,745

Goodwill	68,775	53,612
Prepaid benefit costs	-	67,795
Pension asset	25,717	-
Other assets and deferred charges	34,073	28,951

Total assets	1,193,124	1,156,303

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	87,644	62,847
Current maturities of long-term debt	2,063	53,698
Accounts payable	60,963	61,323
Other current liabilities	57,312	53,384
Total current liabilities	207,982	231,252

Long-term debt	113,351	40,306
Other non-current liabilities	119,234	113,583
Total liabilities	440,567	385,141

Total shareholders' equity	752,557	771,162

Total liabilities and shareholders' equity	1,193,124	1,156,303

*	Unaudited.

**	Condensed from audited financial statements.